EXHIBIT 10.2

AMENDMENT No. 3

TO THE

AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

The AdvancePCS Amended and Restated Incentive Stock Option Plan, as amended from time to time (the “Plan”), is hereby amended with respect to all outstanding options, effective August 28, 2003, in the following respects:

1. The first sentence of Section 4(h)(i) of the Plan “Adjustment of Options Upon Reorganization” is hereby amended by inserting the following clause (iv) immediately following the words “(iii) a merger in which the Company is not to be the surviving corporation” and immediately prior to the words “(each, a “Vesting Transaction”)”:

“(iv) the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among Cougar, Cougar Merger Sub and Alligator”

2. The penultimate sentence of Section 4(h)(ii) of the Plan “Adjustment of Options Upon Reorganization” is hereby amended by deleting such sentence and replacing it in its entirety with the following:

In the event that the outstanding Common Stock shall be combined, or be changed into, or exchanged for, another kind of stock of the Company, into securities of another corporation, or into property (including cash) whether through recapitalization, reorganization, sale, merger, consolidation, spin-off, business combination or a similar transaction (a “Transaction”), each option that has not been exercised prior to the closing of such Transaction shall be assumed by the successor to the Company (or ultimate parent of any successor or acquiror), as applicable, or shall be replaced by new options to be substituted therefor. Pursuant to such assumed or substituted option, unless otherwise provided in the definitive agreement governing the terms of the Transaction (in which case the option shall be adjusted in accordance with such agreement), optionees shall thereafter be entitled to receive, upon due exercise of any portion of the option, (A) in the event of a Transaction in which the outstanding common shares of the Company are combined, or changed into, or exchanged for, solely another kind of stock of the Company or securities of another corporation (disregarding, for this purpose, cash paid in lieu of fractional shares), the securities which that person would have been entitled to receive for Common Stock acquired through exercise of the same portion of such option or right immediately prior to the effective date of such Transaction, and (B) in the event of a Transaction in which the outstanding common shares of the Company are changed into, or exchanged for, property (including cash) other than solely stock of the Company or securities of another corporation (disregarding, for this purpose, cash paid in lieu of fractional shares), securities the fair market value of which immediately following the effective date of such Transaction (as determined by the Committee) equals the fair market value (as determined by the Committee) of the property which that person would have been entitled to receive for the Common Stock acquired through exercise of the same portion of such option or right immediately prior to the effective date of such Transaction. In each case such assumed or substituted option shall continue to be subject to the same terms and conditions to which it was subject immediately prior to the Transaction.

3. This Amendment No. 3 shall be effective immediately upon its adoption by the Board of Directors of the Company with respect to all options outstanding under the Plan on the date hereof.

4. In all other respects the Plan shall remain unmodified.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to be effective as provided above.

ADVANCEPCS

By:	/s/ David D. Halbert

Name: David D. Halbert Title: Chairman, President and Chief Executive Officer